Exhibit 99.1

ORBITAL ATK ANNOUNCES SECOND QUARTER 2017 FINANCIAL RESULTS

Company Posts Solid Revenue Growth and Strong Margin Performance
Continued Robust New Business Activity Boosts Total Backlog to Over $15 Billion

Dulles, Virginia 3 August 2017 -- Orbital ATK, Inc. (NYSE: OA), a global leader in aerospace and defense technologies, today reported financial results for the second quarter of 2017. The quarter was highlighted by solid revenue growth, strong profit margin performance and continued robust contract bookings. As a result, the company increased its revenue and earnings per share guidance and reaffirmed its free cash flow outlook for 2017.

Orbital ATK reported revenues of $1,115 million in the second quarter of 2017, up 2.9% from $1,084 million in the second quarter of 2016. Income from operations(1) was $135.7 million, or 12.2% operating margin, compared to $147.5 million, or 13.6% operating margin, in the second quarter of 2016. The company’s second quarter 2017 earnings per diluted share of $1.51 compared to $1.55 in the comparable quarter in 2016. Free cash flow(2) was negative $55.8 million in the second quarter of 2017 compared to positive $107.2 million in the second quarter of 2016.

For the second quarter of 2017, non-GAAP(2) adjusted operating income and operating margin were $139.4 million and 12.5%, respectively, compared to $157.6 million and 14.5%, respectively, in the second quarter of 2016. Adjusted diluted earnings per share were $1.56 and $1.67 in the second quarters of 2017 and 2016, respectively. Adjusted free cash flow was negative $52.1 million in the second quarter of 2017, compared to $110.7 million in the prior-year period.

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(1) Income from operations (or operating income) is income from operations before interest, income taxes and non-controlling interest.

(2) Free cash flow and adjusted financial results contained in this press release are non-GAAP financial measures. Please refer to the reconciliation tables contained in the Appendix “Disclosure of Non-GAAP Financial Measures” of this press release for more details.

Orbital ATK, Inc. 45101 Warp Drive, Dulles, VA 20166 703-406-5000

Orbital ATK Announces Second Quarter 2017 Financial Results

"Based on our strong results in the second quarter and a positive outlook for remainder of the year, we are on track to exceed our initial financial objectives for 2017,” said David W. Thompson, Orbital ATK’s President and Chief Executive Officer. “The revenue growth that is now being realized stems from exceptional new business performance over the past two years. Operational performance has also been outstanding across all business segments as we continue to execute our programs on schedule, producing reliable, affordable and innovative products that support the vital work being carried out by our customers."

Consolidated Financial Highlights

	Second Quarter		Six Months
($ in millions, except per share data)	2017	2016	2017	2016
Revenues	$1,115	$1,084	$2,200	$2,140
Operating Income	135.7	147.5	247.1	268.0
Net Income	87.1	90.7	153.5	168.0
Diluted Earnings Per Share	$1.51	$1.55	$2.66	$2.86

Non-GAAP
Adjusted Operating Income (1)	$139.4	$157.6	$256.8	$287.8
Adjusted Net Income (1)	89.9	97.7	160.5	182.2
Adjusted Diluted Earnings Per Share (1)	$1.56	$1.67	$2.78	$3.10

(1) Non-GAAP Results. See non-GAAP reconciliation tables in the Appendix for details.

Revenues increased $31 million, or 2.9%, in the second quarter of 2017 compared to the second quarter of 2016, despite an approximate $40 million negative impact due to a production slowdown at the Lake City Army Ammunition Plant during the quarter due to a previously disclosed industrial accident. Second quarter adjusted operating income decreased $18.2 million as compared to the second quarter of 2016 primarily due to significantly fewer favorable contract cumulative profit adjustments this year.

Net income and earnings per share reflected an income tax rate of 26.4% in the second quarter of 2017 compared to a 31.0% rate for the second quarter of 2016. The lower tax rate is primarily due to increased benefits from the research and development (R&D) tax credit.

Garrett E. Pierce, the company’s Chief Financial Officer, said, “The second quarter results reflected good top-line growth, considering the temporary Lake City headwind, as well as solid margin performance. At the midpoint of the year, the company is performing well both financially and operationally and is meeting or exceeding our

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Orbital ATK Announces Second Quarter 2017 Financial Results

annual plan.” Mr. Pierce added, "As we move to the second half of 2017, we expect revenue and earnings to accelerate and our schedule of operational milestones to trigger significant free cash flow.”

Capital Allocation Activities

During the second quarter of 2017, Orbital ATK returned approximately $35 million to shareholders in the form of dividends and share repurchases. The company also invested over $80 million in R&D and capital equipment in the quarter.

2017 Financial Guidance

The company updated its annual 2017 financial guidance as summarized below:

Guidance	Current	Previous
Revenues ($ millions)	$4,600 - $4,650	$4,550 - $4,625
Operating Income Margin	11.5% - 12.0%	11.5% - 12.0%
Adjusted Earnings Per Share	$5.95 - $6.25	$5.80 - $6.20
Free Cash Flow ($ millions)	$250 - $300	$250 - $300

For the full year, the company expects an effective tax rate of approximately 28% and interest expense of approximately $65 million for the year. Capital expenditures are projected to be approximately $225 million and diluted weighted average shares outstanding are expected to be approximately 57.5 million. The favorable pension adjustment resulting from the difference between the GAAP Financial Accounting Standards (FAS) and U.S. Government Cost Accounting Standards (CAS) is expected to be approximately $100 million for the year.

New Business Summary

In the second quarter of 2017, Orbital ATK booked approximately $1,400 million in new firm and option orders. In addition, the company received about $220 million in option exercises under existing contracts during the quarter. As of July 2, 2017, the company’s firm backlog was approximately $9.5 billion, up 10% compared to a year ago, and its total backlog (including options, indefinite quantity contracts and undefinitized orders) was approximately $15.4 billion, an increase of approximately 4% over the same time last year.

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Orbital ATK Announces Second Quarter 2017 Financial Results

Second Quarter Operational Highlights

Orbital ATK’s strong operational execution led to the achievement of numerous milestones in the second quarter of 2017. These included the following important events:

•
The Flight Systems Group successfully supported a test of the U.S. Ground-based Midcourse Defense (GMD) system with flights of both an Orbital ATK Boost Vehicle (OABV) interceptor rocket and an intercontinental ballistic missile (ICBM) target vehicle. Company-produced propulsion systems also supported two Minuteman test flights and the launch of the European Space Agency’s Maxus research rocket. In the second quarter, the company achieved a new record production level for composite aircraft structures, including the production of the 150,000th composite part for the Airbus A350 program. The company also successfully tested the launch abort motor for NASA’s Orion spacecraft, completed casting of the final booster segment for the first launch of the space agency’s Space Launch System, and completed integration and test of the Antares rocket for the upcoming OA-8 cargo logistics mission to the International Space Station.

•
The Defense Systems Group produced approximately 220 million rounds of small-, medium- and large-caliber ammunition, as well as about 4,400 tactical missile motors, more than 3,200 precision artillery and mortar rounds, and 8,000 warheads and fuzes in the second quarter. The company also marked the delivery of its 500th Advanced Anti-Radiation Guided Missile (AARGM) to the U.S. Navy, successfully test fired the attitude control motor of the Orion spacecraft’s launch abort system, and demonstrated a counter-unmanned aerial systems (UAS) capability with a high success ratio.

•
The Space Systems Group completed the OA-7 cargo delivery mission to the International Space Station for NASA, along with associated science experiments and micro-satellite deployments from the Cygnus spacecraft. Other second quarter highlights featured the successful launch of the second group of 10 Iridium NEXT satellites that the company assembled, integrated and tested and the hand-over to the U.S. Air Force of two national security satellites following the completion of in-orbit testing. The company also delivered over 430 spacecraft components and successfully launched several suborbital research rocket missions for NASA.

“Recent operational execution has been outstanding throughout the company and was highlighted by multiple target and interceptor rocket launches in support of high-profile tests of U.S. missile defense systems, the completion of another cargo logistics mission to the space station, and the testing of an astronaut safety system for NASA. An especially noteworthy achievement was our small-caliber ammunition team’s

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Orbital ATK Announces Second Quarter 2017 Financial Results

tremendous work to resume near-full production following an unfortunate industrial accident that curtailed manufacturing for several months,” said Blake Larson, Orbital ATK’s Chief Operating Officer.

Segment Financial Results

Orbital ATK conducts its operations in three business segments: Flight Systems Group, Defense Systems Group and Space Systems Group. Segment operating results include pension expense recoverable under U.S. Government contracts as determined in accordance with Cost Accounting Standards. The FAS/CAS pension expense difference is recorded at the corporate level.

Flight Systems Group:

	Second Quarter		Six Months
($ in millions)	2017	2016	2017	2016
Revenues	$425	$374	$796	$728
Operating Income	59.1	57.9	99.7	107.6
Operating Margin	13.9%	15.5%	12.5%	14.8%

Flight Systems revenues for the second quarter of 2017 increased $51 million, or 13.6%, compared to the same quarter in 2016 primarily due to higher activity in the Aerospace Structures Division as production increased for both government and commercial aircraft programs. Operating income for the second quarter of 2017 was unchanged compared to the second quarter of 2016 as the margin associated with the revenue growth was offset by a reduction in favorable contract profit adjustments in the prior year.

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Orbital ATK Announces Second Quarter 2017 Financial Results

Defense Systems Group:

	Second Quarter		Six Months
($ in millions)	2017	2016	2017	2016
Revenues	$424	$455	$875	$885
Operating Income	42.9	51.3	84.9	93.4
Operating Margin	10.1%	11.3%	9.7%	10.6%

Non-GAAP
Adjusted Operating Income (1)	$42.9	$54.0	$84.9	$100.1
Adjusted Operating Margin (1)	10.1%	11.9%	9.7%	11.3%
(1) Non-GAAP Results. See non-GAAP reconciliation tables in the Appendix for details.

Defense Systems revenues in the second quarter of 2017 decreased $31 million, or 6.8%, compared to the second quarter of 2016 due to an approximate $40 million impact of the Lake City facility production slowdown in parts of April and May, which was offset by increased revenue in the remainder of the segment. Adjusted operating income in the second quarter of 2017 decreased $11.1 million, or 20.6%, primarily due to the reduced favorable contract profit adjustments as compared to the comparable quarter in 2016.

Space Systems Group:

	Second Quarter		Six Months
($ in millions)	2017	2016	2017	2016
Revenues	$302	$279	$603	$565
Operating Income	31.2	46.6	58.6	76.4
Operating Margin	10.3%	16.7%	9.7%	13.5%

Non-GAAP
Adjusted Operating Income (1)	$31.2	$47.1	$58.6	$77.3
Adjusted Operating Margin (1)	10.3%	16.9%	9.7%	13.7%
(1) Non-GAAP Results. See non-GAAP reconciliation tables in the Appendix for details.

Space Systems revenues for the second quarter of 2017 increased $23 million, or 8.2%, compared to the second quarter of 2016 largely due to higher activity on government satellite programs partially offset by decreased activity on commercial satellite programs. Operating income for the second quarter of 2017 decreased due to the reduction in favorable contract profit adjustments compared to the second quarter of 2016.

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Orbital ATK Announces Second Quarter 2017 Financial Results

Conference Call Information

Investors can listen to a live audio webcast of the conference call with analysts that Orbital ATK will host at 9:00 a.m. (EDT) August 3, 2017. To listen to the call, visit the company’s website at www.orbitalatk.com/investors. For those who cannot listen to the live webcast, a telephone recording of the conference call will be available by dialing (855) 859-2056 and using the conference ID 57951512. The recording will be available until August 10, 2017. The company has also posted on its investor relations website a presentation of the second quarter 2017 financial results and operational highlights.

Website and Social Media Disclosure

Orbital ATK communicates material financial information to its investors using press releases, Securities and Exchange Commission filings, its investor relations website, public conference calls and webcasts. From time to time, the company communicates information regarding its business and operations, such as new contract awards and mission updates, via Twitter and Facebook. It is possible that the information disclosed through our website or social media channels could be deemed to be material. Therefore, we encourage investors, media and others interested in the company to follow the information we post on our website at www.orbitalatk.com/investors, on Twitter at https://twitter.com/OrbitalATK and on Facebook at https://facebook.com/OrbitalATK.

About Orbital ATK

Orbital ATK is a global leader in aerospace and defense technologies. The company designs, builds and delivers space, defense and aviation systems for customers around the world, both as a prime contractor and merchant supplier. Its main products include launch vehicles and related propulsion systems; missile products, subsystems and defense electronics; precision weapons, armament systems and ammunition; satellites and associated space components and services; and advanced aerospace structures. Headquartered in Dulles, Virginia, Orbital ATK employs approximately 13,000 people across the United States and in several international locations. For more information, visit www.orbitalatk.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “forecast,” “expect,” “believe,” “will,” “intend,” “plan,” and words of similar substance. Such forward-looking statements include the company’s 2017

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Orbital ATK Announces Second Quarter 2017 Financial Results

financial guidance and expectations regarding our financial and operational performance, the benefits of our long-term growth initiatives and investments. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or performance to differ materially from those expressed in or contemplated by the forward-looking statements, including the following: potential increased costs, liability, reputational harm or loss of investor confidence associated with the recent multi-year restatement of the company’s financial statements; the company’s ability to maintain and grow its relationship with its customers; reductions or changes in U.S. Government military or NASA spending, including impacts of sequestration under the Budget Control Act of 2011; changes in accounting methods; changes in cost and revenue estimates and/or timing of programs and payments; the potential termination of U.S. Government contracts; failure to win or retain key contracts; costs of servicing debt, including cash requirements and interest rate fluctuations; the company’s capital deployment strategy, including share repurchases and dividend payments; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; supply, availability, and costs of raw materials and components, including commodity price fluctuations; performance of subcontractors and other third parties; development of key technologies; and the costs and ultimate outcome of contingencies, including litigation, government investigations and other legal proceedings, including those related to the company’s recently completed restatement. Additional information concerning these and other factors can be found in Orbital ATK’s filings with the Securities and Exchange Commission. Orbital ATK undertakes no obligation to update any forward-looking statements, except as may be required by law.

Appendix: Disclosure of Non-GAAP Financial Measures

The adjusted financial results contained in this press release are non-GAAP financial measures adjusted to eliminate nonrecurring costs and expenses as summarized in the tables below.

We define free cash flow as GAAP (U.S. Generally Accepted Accounting Principles) cash from operating activities less capital expenditures. Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Adjusted measures are provided so investors can more easily compare current and prior period results of the company. These adjusted results should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial

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Orbital ATK Announces Second Quarter 2017 Financial Results

statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The reconciliation of GAAP results to adjusted non-GAAP results are as follows:

Consolidated Non-GAAP Results

Quarter Ended July 2, 2017

($ in millions, except per share data)	GAAP	Adjustment (1)	As Adjusted
Revenues	$1,115	—	$1,115
Operating Income	135.7	3.7	139.4
Net Interest Expense	(17.2)	—	(17.2)
Income Before Taxes	118.5	3.7	122.2
Income Taxes	(31.3)	(0.9)	(32.2)
Non-controlling Interest	(0.1)	—	(0.1)
Net Income	$87.1	$2.8	$89.9

Diluted Earnings Per Share	$1.51	$0.05	$1.56
Diluted Shares	57.7		57.7
(1) Represents costs related to the restatement of our financial statements. Adjustments use the effective tax rate.

Quarter Ended July 3, 2016

($ in millions, except per share data)	GAAP	Adjustment (1)	As Adjusted
Revenues	$1,084	—	$1,084
Operating Income	147.5	10.1	157.6
Net Interest Expense	(16.3)	—	(16.3)
Income Before Taxes	131.2	10.1	141.3
Income Taxes	(40.7)	(3.1)	(43.8)
Non-controlling Interest	0.2	—	0.2
Net Income	$90.7	$7.0	$97.7

Diluted Earnings Per Share	$1.55	$0.12	$1.67
Diluted Shares	58.6	—	58.6
(1) Includes the impact of merger-related costs including the company’s change in fiscal year, severance payments and IT expenses, among others. Adjustments use the effective tax rate.

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Orbital ATK Announces Second Quarter 2017 Financial Results

Six Months Ended July 2, 2017

($ in millions, except per share data)	GAAP	Adjustment (1)	As Adjusted
Revenues	$2,200	—	$2,200
Operating Income	247.1	9.7	256.8
Net Interest Expense	(34.7)	—	(34.7)
Income Before Taxes	212.4	9.7	222.1
Income Taxes	(58.7)	(2.7)	(61.4)
Non-controlling Interest	(0.2)	—	(0.2)
Net Income	$153.5	$7.0	$160.5

Diluted Earnings Per Share	$2.66	$0.12	$2.78
Diluted Shares	57.8		57.8
(1) Represents costs related to the restatement of our financial statements. Adjustments use the effective tax rate.

Six Months Ended July 3, 2016

($ in millions, except per share data)	GAAP	Adjustment (1)	As Adjusted
Revenues	$2,140	—	$2,140
Operating Income	268.0	19.8	287.8
Net Interest Expense	(33.6)	—	(33.6)
Income Before Taxes	234.4	19.8	254.2
Income Taxes	(66.6)	(5.6)	(72.2)
Non-controlling Interest	0.2	—	0.2
Net Income	$168.0	$14.2	$182.2

Diluted Earnings Per Share	$2.86	$0.24	$3.10
Diluted Shares	58.8		58.8
(1) Includes the impact of merger-related costs including the company’s change in fiscal year, severance payments and IT expenses, among others. Adjustments use the effective tax rate.

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Orbital ATK Announces Second Quarter 2017 Financial Results

Defense Systems Group Adjusted Non-GAAP Results

	Second Quarter 2016			Six Months 2016
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin
GAAP	$455	$51.3	11.3%	$885	$93.4	10.6%
Non-GAAP Adjustments (1)	—	2.7		—	6.7
As Adjusted	$455	$54.0	11.9%	$885	$100.1	11.3%

(1) Includes the impact of certain merger-related costs, among others.

Space Systems Group Adjusted Non-GAAP Results

	Second Quarter 2016			Six Months 2016
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin
GAAP	$279	$46.6	16.7%	$565	$76.4	13.5%
Non-GAAP Adjustments (1)	—	0.5		—	0.9
As Adjusted	$279	$47.1	16.9%	$565	$77.3	13.7%

(1) Includes the impact of certain merger-related costs, among others.

Free Cash Flow and Adjusted Free Cash Flow

	2017	2016
($ in millions)	Second Quarter	Second Quarter
Net Cash Provided by/(Used In) Operating Activities	$(4.3)	$145.2
Capital Expenditures	(51.5)	(38.0)
Free Cash Flow	$(55.8)	$107.2

Non-GAAP Adjustments _ Costs Related to Restatement	3.7	3.5
Adjusted Free Cash Flow	$(52.1)	$110.7

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Investor and Media Contact:
Barron Beneski (703) 406-5528
Orbital ATK, Inc.
Barron.Beneski@orbitalatk.com